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                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE TRANSFERRED, ASSIGNED, SOLD OR OFFERED FOR SALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED BECAUSE OF AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

         NO.  1                                                       $1,000,000

         DATED:  OCTOBER 13, 2000


                                  ZYMETX, INC.

          5% SENIOR SECURED CONVERTIBLE DEBENTURE DUE OCTOBER 12, 2002

         THIS DEBENTURE ("DEBENTURE") is one of a duly authorized issue of Debentures of ZYMETX, INC. (the "COMPANY"), a corporation duly organized and existing under the laws of the state of Delaware, designated as the Company's 5% Senior Secured Convertible Debentures Due October 12, 2002, in an aggregate principal amount of Two Million U.S. Dollars (U.S. $2,000,000) (the "DEBENTURES").

         FOR VALUE RECEIVED, the Company promises to pay to PALLADIN OPPORTUNITY FUND, LLC the initial holder hereof, or its order (including successors-in-interest, the "HOLDER"), the principal sum of ONE MILLION DOLLARS (U.S. $1,000,000) on October 12, 2002 (the "MATURITY DATE") and to pay interest on the principal sum outstanding under this Debenture ("OUTSTANDING PRINCIPAL AMOUNT"), at the rate of 5% per annum, compounded semi-annually, payable in arrears on the first day of November and May of each year and on the Maturity Date (each an "INTEREST PAYMENT DATE"), with the first such payment due on May 1, 2001. Interest shall accrue daily commencing on the date hereof and shall continue until payment in full of all amounts due under this Debenture. The interest so payable will be calculated on the basis of a 360 day year of 12 months containing 30 days each and will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debenture (the "DEBENTURE REGISTER"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement dated as of October 13, 2000 between the Company and the Holder (the "PURCHASE AGREEMENT") or the Registration Rights Agreement dated as of October 13, 2000 between the Company and the Holder (the "REGISTRATION RIGHTS AGREEMENT").


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     1. RANKING AND SECURITY. This Debenture will be secured (on a pro-rata basis along with all other Debentures) by a perfected first priority security interest in all the collateral identified on Exhibit 3 hereto. Such security interest will be senior to the security interests of all other creditors of the Company; except for a United States commercial bank (or another recognized lender primarily in the business of entering into such agreements) entering into a bona fide credit line of at least $1,000,000 with the Company on an arm's length basis, but only if such lender enters into an intercreditor agreement acceptable to the Holder. This Debenture will rank senior to all equity and debt of the Company, other than the debt of such commercial lender, and will rank per passu with the other Debentures.

     2. INTEREST AND PRINCIPAL.

     The interest on this Debenture is payable in any one (but not more than one) of the following three ways, at the Company's option (prior to an Event of Default):

         (a) in such coin or currency of the United States as of the time of payment is legal tender for payment of public and private debts, (i) by wire transfer of immediately available funds to the account designated in writing by the Holder or, in the absence of such designation, (ii) at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder hereof from time to time.

         (b) by delivering a number of fully registered, freely tradable shares of Common Stock equal to the interest due on such Interest Payment date divided by 95% of the average of the closing bid prices of a share of Common Stock on the Principal Market ("CLOSING BID") for the five (5) Trading Days immediately prior to but not including the Interest Payment Date ("COMMON STOCK INTEREST"); or;

         (c) by adding the amount thereof to the Outstanding Principal Amount due under this Debenture ("PIK INTEREST").

     Except as herein provided for interest, all amounts payable under this Debenture shall be paid as provided in clause (a) above. The Company's election under (a), (b) or (c) above is irrevocable.

         (d) The Company shall exercise its interest payment option hereunder by delivering an irrevocable statement in the form of Exhibit 1 hereto ("PAYMENT STATEMENT") at least ten (10) Trading Days prior to the applicable Interest Payment Date and applicable for such Interest Payment Date only. If the Payment Statement is not timely delivered to the Holder in the form elected by the Company and as otherwise provided herein, the payment with respect to such Interest Payment Date shall be paid, at the exclusive option of the Holder, either (i) in immediately available funds, or (ii) in PIK Interest. Any PIK Interest when so added to the Outstanding Principal Amount due under this Debenture shall, for all purposes of this Debenture, be deemed to be part of the principal indebtedness evidenced by this Debenture including, without limitation, for purposes of determining interest payable hereunder after the applicable Interest Payment Date for which such PIK Interest is paid and amounts convertible into Common Shares hereunder after the applicable Interest Payment Date for which such PIK Interest is paid.



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     The Company will pay any principal due and all accrued and unpaid interest due upon this Debenture to the person that is the Holder of this Debenture on the records of the Company as of the applicable Interest Payment Date as provided in Section 2(a).

         (e) The Outstanding Principal Amount and interest due hereunder shall bear interest, from and after the day following the occurrence and during the continuance of an Event of Default hereunder, at the per annum rate equal to the lower of the Citibank Prime Rate (or the "prime" rate announced by any successor entity) per annum plus six (6%) percent or the highest rate permitted by law. After an Event of Default, the Holder shall have the option to receive all interest as cash interest, Common Stock Interest or PIK Interest and shall exercise its option by delivering to the Company a statement in a form substantially similar to the Payment Statement which shall be effective until the Holder delivers an additional statement to the contrary. If the Holder elects to receive the interest in cash, it shall be payable on demand.

         (f) Certain reductions to the Conversion Price (referred to as "CONVERSION PRICE REDUCTIONS") may be required pursuant to the Registration Rights Agreement if there occurs an "INTERFERING EVENT" (as defined therein). If not implemented when due, the percentage decrease of such Conversion Price Reduction can be added to the premium used in calculating the Premium Price Redemption. Furthermore, additional cash payments may be required pursuant to the Purchase Agreement under the terms set forth in Section 3.14 therein. Such cash payments, if not paid in cash when due, may be treated by the Holder in its sole discretion as being added to the Outstanding Principal Amount due under this Debenture.

         (g) Subject to applicable law, any interest otherwise payable that is not paid for any applicable period because it would exceed the highest rate permitted by law shall become payable whenever the payment thereof, together with other interest due for any such subsequent period, would not exceed such highest legal rate.

     The Holder of this Debenture is entitled to certain rights and remedies pursuant to the Purchase Agreement and Registration Rights Agreement, including without limitation provisions requiring mandatory redemption of the Debenture. This Debenture does not provide voting rights to the Holder.



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     3. EXCHANGE. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

     4. TRANSFERS. This Debenture may be transferred or exchanged in the United States only in compliance with the Securities Act of 1933, as amended (the "ACT") and applicable state securities laws, or applicable exemptions therefrom. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided, whether or not this Debenture is overdue.

     5. DEFINITIONS. For purposes hereof the following definitions shall apply:

         "ACT" shall have the meaning set forth in Section 4.

         "ADJUSTMENT DATE" shall have the meaning set forth in Section 9(b)(i).

         "AFFECTED CONVERSION PRICE" shall have the meaning set forth in Section 9(a).

         "CHANGE IN CONTROL CONSIDERATION" shall have the meaning set forth in
Section 6 (b) hereof.

         "CHANGE IN CONTROL CONVERSION PRICE" shall have the meaning set forth in Section 6 (b) hereof.

         "CHANGE IN CONTROL TRANSACTION" shall mean the occurrence of (i) any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 40% of the Company's voting power is transferred through a merger, consolidation, tender offer or similar transaction; or (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Company's voting power; (iii) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof; or (iv) in one or a series of related transactions there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis.

         "CLOSING DATE" shall mean the date of the original issuance of this Debenture.



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         "COMMON STOCK" shall mean the common stock, par value $.001, of the
Company.

         "COMMON STOCK INTEREST" shall have the meaning set forth in Section
2(b).

         "CHANGE IN CONTROL CONVERSION PRICE" shall have the meaning specified in Section 6(b).

         "COMPANY" shall have the meaning set forth in the Preamble.

         "CALL AMOUNT" shall have the meaning set forth in Section 8(a).

         "CONVERSION NOTICE" shall have the meaning set forth in Section 7(d).

         "CONVERTIBLE SECURITIES " shall have the meaning set forth in Section 9(b)(ii).

         "CONVERSION PRICE" shall have the meaning set forth in Section 7(c).

         "CONVERSION RATE" shall have the meaning set forth in Section 7(b).

         "DEBENTURE" shall have the meaning set forth in the Preamble.

         "DEBENTURES" shall have the meaning set forth in the Preamble.

         "DEBENTURE REGISTER" shall have the meaning set forth in the Preamble.

         "DTC" shall have the meaning set forth in Section 7(d).

         "DWAC" shall have the meaning set forth in Section 7(d).

         "FAST" shall have the meaning set forth in Section 7(d).

         "HOLDER CONVERSION DATE" shall have the meaning set forth in Section 7(d).

         "INTEREST PAYMENT DATE" shall have the meaning set forth in the Preamble.

         "MATURITY DATE" shall have the meaning set forth in the Preamble.

         "MARKET PRICE FOR SHARES OF COMMON STOCK" shall mean the price of one share of Common Stock determined as follows:

             (i) If the Common Stock is approved for trading on the Nasdaq National Market System or the Nasdaq Small-Cap Market, the last reported "bid" price thereon on the date of valuation;



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             (ii) If (i) does not apply and the Common Stock is listed on NYSE or the American Stock Exchange, the closing bid price on such exchange on the date of valuation;

             (iii) If neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange, on the pink sheets or bulletin board, (A) the last sales price on the date of valuation or, if there is no such sales price, (B) the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and

             (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

         "NYSE" shall mean the New York Stock Exchange.

         "OUTSTANDING PRINCIPAL AMOUNT" shall have the meaning set forth in the Preamble.

         "PAYMENT STATEMENT" shall have the meaning set forth in Section 2(d).

         "PIK INTEREST" shall have the meaning set forth in Section 2(c).

         "PUBLIC ANNOUNCEMENT" shall mean any public filing with the Securities and Exchange Commission, any press release by either the Company or a third party or any other public statement, that announces a proposed transaction which, if consummated, would constitute a Change in Control Transaction.

         "PURCHASE AGREEMENT" shall have the meaning set forth in the Preamble.

         "REDEMPTION DATE" shall have the meaning set forth in Section 8(a).

         "REDEMPTION NOTICE" shall have the meaning set forth in Section 8(a).

         "REDEMPTION OCCURRENCE" shall have the meaning set forth in Section
8a).

         "REDEMPTION PRICE" shall have the meaning set forth in Section 6(a).

         "REGISTRATION STATEMENT" shall have the meaning set forth in the Registration Rights Agreement.

         "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Preamble.

         "RESET PRICING PERIOD" shall have the meaning set forth in Section
7(c).



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         "RESTRICTED OWNERSHIP PERCENTAGE" shall have the meaning set forth in
Section 14.

         "TRADING DAY" shall mean a day on which the Common Stock is traded on the NASDAQ National Market System or principal exchange on which the Common Stock has been listed (or any similar organization or agency succeeding such market or exchange's functions of reporting prices).

     6. Change in Control, Etc.

         (a) If at any time there occurs any Change in Control Transaction, Holder shall be entitled, at its sole option, to have the Company redeem this Debenture in whole or in part at a Redemption Price equal to 120% of the sum of
(i) the Outstanding Principal Amount of this Debenture plus (ii) accrued but unpaid interest and Monthly Delay Payments on this Debenture (the "REDEMPTION Price"). Such Holder shall be entitled to make such election at any time upon a Public Announcement of a pending, and up to 10 days after the effective date of a, Change in Control Transaction.

         (b) If at any time there occurs a Public Announcement of a pending Change in Control Transaction in which the public stockholders of the Company are to receive consideration, a portion of which is capital stock or any security convertible into capital stock of another entity in exchange for shares of Common Stock ("CHANGE IN CONTROL CONSIDERATION"), then prompt provision shall be made in a manner reasonably acceptable to the Holders so that each Holder shall have the right (in addition to its other rights under this Debenture and the other Transaction Documents) following such Public Announcement to:

             (i) convert its Debentures into the Change in Control Consideration that such Holder would have been or would be entitled to receive had it converted all of its Debentures into Common Stock (notwithstanding any restrictions imposed upon the Holder pursuant to this Debenture or the Purchase Agreement in its ability to do so) immediately prior to the Change in Control Transaction at the Change in Control Conversion Price (as defined below), and acquired the Change in Control Consideration as a shareholder of the Company; or

             (ii) convert its Debentures into Common Stock at the Change in Control Conversion Price (as defined below).

             The "CHANGE IN CONTROL CONVERSION PRICE" shall mean a price, subject to adjustments in the same manner as adjustments to the Conversion Price, equal to the lesser of: (i) the then existing Conversion Price (as defined in Section 7(c) below); (ii) 100% of the lowest Market Price for Shares of Common Stock for any of the four Trading Days immediately preceding the Public Announcement of the Change in Control Transaction; and (iii) 85% of the lowest Market Price for Shares of Common Stock on (A) the Trading Day on which there was a Public Announcement of the Change in Control Transaction and the two Trading Days thereafter or (B) in the event that the Public Announcement did not occur on a Trading Day, the three Trading Days immediately following the Public Announcement. The Market Price for Shares of




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Common Stock shall be appropriately adjusted for stock splits, reverse splits, stock dividends and other dilutive events, including those events occurring in connection with the Change in Control Transaction, that occur during the Trading Days referred to above.

     7. CONVERSION AT THE OPTION OF THE HOLDER. The Holder of this Debenture shall have the following conversion rights:

         (a) Holder's Right to Convert. This Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock. If this Debenture is converted in part, the remaining portion of this Debenture not so converted shall remain entitled to the conversion rights provided herein.

         (b) Conversion Rate. The Outstanding Principal Amount of this Debenture that is converted into shares of Common Stock at the option of the Holder shall be convertible into the number of shares of Common Stock which results from application of the following formula:

                                    P + I + D
                         ------------------------------

                                Conversion Price

         P = Outstanding Principal Amount of this Debenture submitted for conversion as of the Holder Conversion Date
         I = accrued but unpaid interest (not previously added to principal) on P as of the Holder Conversion Date
         D = Monthly Delay Payments (not previously added to principal) on P as of the Holder Conversion Date

                  The number of shares of Common Stock into which each $1,000 principal amount of this Debenture hereto may be converted pursuant to this paragraph hereof is hereafter referred to as the "CONVERSION RATE."

         (c) Conversion Price. This Debenture will have an initial conversion price (the "INITIAL CONVERSION PRICE", which shall be $3.124836) equal to 110% of the average of the volume weighted average prices (as reported by Bloomberg Financial Markets) ("VWAP"S) for Common Stock on the Principal Market for each of the ten (10) consecutive Trading Days ending on and including the Trading Day immediately prior to the Closing Date (such price, as Reset (as defined below) and as adjusted in accordance with Sections 6 and 9 of this Debenture, shall be referred to herein as the "CONVERSION PRICE").

     On April 13, 2001, July 13, 2001, and October 13, 2001, only if the average of the Closing Bids (the "RESET AVERAGE") for the fifteen (15) consecutive Trading Day period immediately preceding and excluding such respective date (the "RESET PRICING Period") is less than the lower of the Initial Conversion Price or the otherwise applicable Conversion Price, the Conversion Price shall reset ("RESET") to the Reset Average




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(subject to further adjustment in each case). Without limiting the foregoing, if there is not Effective Registration (as defined in the Purchase Agreement) by the 120th day after the Closing Date, then there shall be three (3) additional Reset Periods measured from either (as elected by the Investors in a written notice to the Company) (i) the two (2), five (5) and eight (8) month anniversary of the first day there is Effective Registration; or (ii) the fifteen (15), eighteen (18) and twenty-one (21) month anniversary of the Closing Date. The Closing Bid for shares of Common Stock shall be appropriately adjusted for stock splits, reverse splits, stock dividends and other dilutive events that occur during the Reset Pricing Period.

     In addition to the foregoing and in addition to any other rights or remedies which may be available to the Holder hereunder, under the Purchase Agreement and/or the Registration Rights Agreement, if at any time the Company fails for any reason to repurchase the Debenture (or portion thereof, as applicable) or make any cash payment in accordance with the terms of this Debenture, the Purchase Agreement or the Registration Rights Agreement, then the Conversion Price shall be subject to further adjustment (downwards only) so that it shall thereafter be equal to the lesser of (x) the lowest Market Price for Shares of Common Stock during any of the five (5) days prior to the date that the Holder submits a Conversion Notice (as defined below) to the Company and (y) the Conversion Price otherwise applicable at such time, subject to further adjustment in each case.

         (d) Mechanics of Conversion. In order to convert this Debenture (in whole or in part) into full shares of Common Stock, the Holder (i) shall give written notice in the form of Exhibit 2 hereto (the "CONVERSION NOTICE") by facsimile to the Company that the Holder elects to convert the principal amount (plus accrued but unpaid interest and Monthly Delay Payments) specified therein, which such notice and election shall be revocable by the Holder at any time prior to its receipt of the Common Stock upon conversion, and (ii) if the entire Outstanding Principal Amount is being converted, as soon as practicable after such notice, shall surrender this Debenture, duly endorsed, by either overnight courier or 2-day courier, to the principal office of the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion (where the entire Outstanding Principal Amount is being converted) unless either the Debenture evidencing the principal amount is delivered to the Company as provided above, or the Holder notifies the Company that such Debenture(s) have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed Debentures.

              The Holder shall not be required to physically surrender this Debenture to the Company unless the full Outstanding Principal Amount represented by this Debenture is being converted. The Holder and the Company shall maintain records showing the Outstanding Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding




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the foregoing, if this Debenture is converted as aforesaid, the Holder may not transfer this Debenture unless the Holder first physically surrenders this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture of like tenor, registered as the Holder may request, representing in the aggregate the remaining Outstanding Principal Amount represented by this Debenture. The Holder and any assignee, by acceptance of this Debenture or a new Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any portion of this Debenture, the Outstanding Principal Amount represented by this Debenture may be less than the Outstanding Principal Amount and the accrued interest set forth on the face hereof.

             The Company shall issue and deliver within three (3) Trading Days of the delivery to the Company of such Conversion Notice, to such Holder of Debenture(s) at the address of the Holder, or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid, together with a calculation of the Conversion Rate and a Debenture or Debentures for the principal amount of Debentures not submitted for conversion. The date on which the Conversion Notice is given (the "HOLDER CONVERSION DATE") shall be deemed to be the date the Company received by facsimile the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the event that such Holder or its designee has not received such certificate or certificates within ten (10) calendar days of the Company's receipt of the Conversion Notice, the Holder may, in addition to any other rights or remedies it may have, revoke its Conversion Notice.

             In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Debentures or the Warrant Shares (as defined in the Purchase Agreement) deliverable upon exercise of Warrants (as defined in the Purchase Agreement), provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares and Warrant Shares issuable upon conversion or exercise to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to Sections 5 shall be deemed to have been made immediately prior to the close of business on the Holder Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Holder Conversion Date.

         (e) Conversion Warrants. If the Holder delivers a Conversion Notice when the previous Closing Bid of a share of Common Stock exceeds $4.00 per share (as such number may be adjusted for the circumstances specified in Section 9), then, for each ten (10) shares of Common Stock covered by such Conversion Notice, the Company shall deliver to the Holder (simultaneously with the delivery of such Common Stock) a




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Warrant (in substantially the form of Exhibit B to the Purchase Agreement)
exercisable for one (1) (as such number may be adjusted for the circumstances specified in Section 9) share of Common Stock. The exercise price of such Warrant will be $4.00 (as such number may be adjusted for the circumstances specified in Section 9) and the Warrant will be exercisable for five (5) years from the date of its issue. Each share of Common Stock issuable upon exercise of such Warrant will be a "Registrable Security" entitled to registration rights under the Registration Rights Agreement.

     8. Company Option to Redeem and Force Conversion.

         (a) Subject to Section 8(c) below, if at any time that there is Effective Registration the Reset Average is less than the Initial Conversion Price (a "REDEMPTION OCCURRENCE"), then the Company may state its intention to redeem all, but not less than all, of the Debentures for a cash price equal to one hundred twelve percent (112%) of (i) the Outstanding Principal Amount of the Debentures plus (ii) all accrued but unpaid interest and Monthly Delay Payments thereon (the "CALL AMOUNT") by providing an irrevocable, written notice (the "REDEMPTION NOTICE") to the Holder; provided that such Redemption Notice shall be no later than one (1) Trading Day before a Reset Pricing Period and must be sent concurrently to the holders of all Debentures. The Redemption Notice shall indicate that the Company seeks to redeem the Debenture and shall set the date for the Company's redemption of the Debenture (the "REDEMPTION DATE"), which date shall be thirty (30) Trading Days from the date the Redemption Notice is delivered (the "POST-NOTICE PERIOD"). The Redemption Notice will be void if either (i) there is not Effective Registration for each day in the Past-Notice Period and Reset Pricing Period, or (ii) the Reset Average is greater than the Conversion Price then in effect.

         (b) Subject to Section 8(c) below, if at any time that there is Effective Registration the CLOSING BID of the Common Stock exceeds $4.687254 for each of fifteen (15) consecutive Trading Days (a "CONVERSION OCCURRENCE"), then the Company may state its intention to cause the conversion of all, but not less than all, of the Debentures at the Conversion Price in effect as of the Forced Conversion Date by providing an irrevocable written notice (the "CONVERSION OCCURRENCE NOTICE") to the Holder; provided that such Conversion Occurrence Notice shall be sent within one (1) Trading Day of a Conversion Occurrence and must be sent concurrently to the holders of all Debentures. The Conversion Occurrence Notice shall indicate that the Company seeks to cause conversion of the Debenture and shall set the date for such conversion of the Debenture (the "FORCED CONVERSION DATE"), which date shall be thirty (30) Trading Days from the date the Conversion Occurrence Notice is delivered (the "CONVERSION NOTICE PERIOD").

         (c) Notwithstanding the foregoing, the Company may not effect a redemption of the Debentures pursuant to Section 8(a) above or a forced conversion of the Debentures pursuant to Section 8(b) above unless:

              (i) Effective Registration (as defined in the Purchase Agreement) existed, as applicable, (A) at all times during the Redemption Occurrence and at all times thereafter up to and including the Redemption Date or (B) at the time of




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the Conversion Occurrence and at all times thereafter up to and including the
Forced Conversion Date;

             (ii) No Interfering Event or material default or breach exists, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) an Interfering Event or a material default or breach of the Transaction Documents;

             (iii) Conversion by the Holder will not exceed the limits on a Holder's right to convert under Section 14 below. However, at the option of the Holder, (A) the portion of the Outstanding Principal Amount that may not be converted by reason of such Section 14 shall be paid to the Holder in cash, if any, in an amount equal to (in the case of redemptions pursuant to Section 8(a)) the greater of the Call Amount and the Conversion Value (as defined in the Registration Rights Agreement) or (in the case of conversions pursuant to
Section 8(b)) the Conversion Value or (B) the redemption of this Debenture shall be deferred until such time as the conversion hereof shall not exceed such limits.

         (d) The redemption shall occur on the Redemption Date and the conversion shall occur on the Forced Conversion Date at the offices of Holder's counsel. If the Company fails to pay the Call Amount in full on the Redemption Date in immediately available funds or convert all Debentures on the Forced Conversion Date, (i) the Company shall lose its right to redeem or force conversion of any Debenture in accordance with this Section 8 and (ii) in addition to any other rights or remedies it may have, the Holder shall have the right to require the Company to repurchase this Debenture (or any portion thereof, as selected by the Holder) at a price equal to 110% of the applicable purchase price pursuant to Section 8(c)(iii) above pursuant to a written notice to the Company.

         (e) Nothing in this Debenture shall limit the Holder's right to convert after a Redemption Notice or Conversion Occurrence Notice has been received but before actual redemption or forced conversion.

         (f) If the Holder has not exercised its rights under Section 1.1(c)(iii) of the Purchase Agreement by the time the Company converts the Debenture under Section 8(b), then the Holder's rights under Section 1.1(c)(iii) of the Purchase Agreement automatically will expire.

     9. Stock Splits; Dividends; Adjustments; Reorganizations.

         (a) If the Company, at any time while the Debentures are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including investments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock; (ii) subdivide the outstanding shares of Common Stock into a larger number of shares;
(iii) combine outstanding shares of Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 9(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of an issuance, a subdivision or a combination.

         As used herein, the Affected Conversion Prices (each an "AFFECTED CONVERSION PRICE") shall refer to: (x) the Conversion Price; and (y) each Market Price for Shares of Common Stock occurring on any Trading Day included in the Pricing Period, which Trading Day occurred before the record date in the case of events referred to in clause (i) of this Section 9(a) and the effective date in the case of the events referred to in clauses (ii) and (iii) of this Section 9(a).

         (b) In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock at a per share of Common Stock selling price ("PER SHARE SELLING PRICE") which is less than:

              (i) the Conversion Price on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common Stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights or options (the "ADJUSTMENT DATE"), then the Conversion Price per share shall be adjusted downward to equal such lower Per Share Selling Price effective concurrently with such issue or sale (it being acknowledged that upon a conversion or exercise by a third party of a security convertible into or exercisable for Common Stock of the Company, the Holder shall be entitled only to the weighted average adjustments provided by (ii) below; except that there shall be no adjustment whatsoever upon the exercise of the following warrants:
ZymeTx Purchase Partners (43,876 shares); Presbyterian Health Foundation (21,875 shares and 5,666 shares); Oklahoma Medical Research Foundation (21,875 shares and 5,666 shares)); and

              (ii) the Market Price for Shares of Common Stock on the Adjustment Date, then the Affected Conversion Prices per share shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Conversion Price then in effect by a fraction, (A) the numerator of which shall be the sum of (1) the number of shares of Common Stock and Convertible Securities (as defined below) outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such lower Per Share Selling Price and
(B) the denominator of which shall be the number of shares of Common Stock and Convertible Securities (as defined below) of the Company outstanding immediately after such issue or sale.

         Notwithstanding the foregoing, this provision shall not apply to (x) any issuances or sales of securities pursuant to employee, director, bona fide consultant option plans of the Company approved by stockholders or pursuant to contracts currently in effect and disclosed to the Holders and (y) arrangements with the Holders.

         If the Company makes a MFN Offering (as defined in the Purchase Agreement), then the Holder shall have the right but not the obligation to exchange this Debenture for a economically equivalent amount/number of the securities issued in such MFN offering.

         For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("CONVERTIBLE Securities"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be issued and outstanding based upon a Per Share Selling Price equal to the lowest price at which Common Stock can be acquired pursuant to the Convertible Securities, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

         (c) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets, or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 9(b) above), then the prices referred to in (y) of the definition of the Affected Conversion Prices set forth in Section 9(a) above shall be reduced to equal the relevant Affected Conversion Price multiplied by a fraction (i) the numerator of which is equal to (A) the Market Price for Shares of Common Stock on the record date for the distribution minus (B) the price allocable to one share of Common Stock of the value (as jointly determined in good faith by the board of directors of the Company and the Holder) of any and all such evidences of indebtedness, shares of capital stock, other securities or property, so distributed and (ii) the denominator of which is equal to the Market Price for Shares of Common Stock on the record date for the distribution.

         (d) In the event that at any time or from time to time after the Closing Date, the Common Stock issuable upon the conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether by merger, consolidation, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 9), then and as a condition to each such event provision shall be made in a manner reasonably acceptable to the Holders of Debentures so that each Holder of Debentures shall have the right thereafter to convert such Debenture into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, the formulae set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determining the Conversion Price) issued in connection with the above described transaction.

         (e) Whenever any element of the Conversion Price is adjusted pursuant to Section 9 by at least 1% cumulatively, the Company shall promptly mail to each Holder of the Debentures, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (f) In the event of any taking by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible or exchangeable into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall deliver to each Holder of Debentures at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         (g) If the Company, at any time while the Debentures are outstanding, shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets, or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 9(b) above) then the Holder shall participate in such distribution on a pro rata basis with the holders of shares of Common Stock entitled to receive such dividend, distribution, issuance, subdivision or combination as if the Holder held that number of shares of Common Stock that the Holder would have been entitled to receive hereunder upon conversion of the Debenture (without regard to Section 14) immediately prior to the record date fixed for determination of stockholders entitled to receive such dividend, at the Conversion Price then in existence.

     10. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up to the nearest whole share.

     11. RESERVATION OF STOCK ISSUABLE UPON CONVERSION.

         (a) Reservation Requirement. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Debentures as herein provided, free from preemptive rights or any other present or contingent purchase rights of persons other than the Holders of the Debentures, 200% of the maximum number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Sections 6 and 9 hereof) upon the conversion of all of the Debentures pursuant hereto.

The Company covenants that all shares of Common Stock that shall be so issuable shall upon issue, be duly and validly authorized, issued and fully paid and nonassessable. Without in any way limiting the foregoing, so long as any Debentures remain outstanding the Company agrees to reserve and at all times keep available solely for purposes of conversion of Debentures such number of authorized but unissued shares of Common Stock that is set forth in the Purchase Agreement.

         (b) Deficiency. If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a Holder of Debentures upon receipt of a Conversion Notice or is otherwise unable to issue such shares of Common Stock in accordance with the terms of this Agreement such Holder shall be entitled to the rights and remedies set forth in the Registration Rights Agreement.

     12. NO REISSUANCE OF THE DEBENTURE. No Debentures acquired by the Company by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such Debentures shall be retired.

     13. NO IMPAIRMENT. The Company shall not intentionally take any action which would impair the rights and privileges of the Debentures set forth herein or the Holders thereof.

     14.      LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

         (a) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion of this Debenture pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Holder's "affiliates" (as defined in Rule 144 of the Act) ("AGGREGATION Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each Holder shall have the right (i) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (ii) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a Change of Control Transaction.

         (b) The Holder covenants at all times on each day (each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding sixty-one (61) days being referred to as the "COVENANT PERIOD") such Holder will not acquire shares of Common Stock pursuant to any right existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such Holder and its Aggregation Parties (ignoring all dispositions) would exceed:

               (x) the Restricted Ownership Percentage of the total number of shares of Common Stock outstanding at the commencement of the Covenant Period,

               minus

               (y) the number of shares of Common Stock owned by such Holder and its Aggregation Parties at the commencement of the Covenant Period.

         A new and independent covenant will be deemed to be given by the Holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The Holder agrees to comply with each such covenant. This Section 14 controls in the case of any conflict with any other provision of any other agreement to which the Company and the Holder may be parties.

         (c) The Company's obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 14 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

     15. OBLIGATIONS ABSOLUTE. No provision of this Debenture, the Purchase Agreement or the Registration Rights Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest and Monthly Delay Payments on, this Debenture or to issue shares of Common Stock in response to a Conversion Notice at the time, place and rate, and in the manner, herein prescribed.

     16. WAIVERS OF DEMAND, ETC. The Company hereby expressly and irrevocably waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

     17. REPLACEMENT DEBENTURE. In the event that any Holder notifies the Company that its Debenture(s) have been lost, stolen or destroyed, replacement Debenture(s) identical in all respects to the original Debenture(s) (except for registration number and Outstanding Principal Amount, if different than that shown on the original Debenture(s)), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Debenture.

     18. PAYMENT OF EXPENSES; ISSUE TAXES. The Company agrees to pay all debts and expenses, including attorneys' fees, which may be incurred by the Holder in enforcing the provisions of this Debenture and/or collecting any amount due under this Debenture, the Escrow Agreement, the Purchase Agreement, any Warrant or the Registration Rights Agreement. The Company shall pay any and all issue and other taxes (excluding any income, franchise or similar taxes) that maybe payable in respect of any issue or delivery of shares of Common Stock on conversion of any Debenture pursuant hereto.

     19. DEFAULTS. If one or more of the following described "Events of Default" shall occur:


               (a) the Company shall default in the payment of (i) interest on this Debenture or any other Debenture issued pursuant to the Purchase Agreement in the manner elected by the Company, and such default shall continue for five (5) days after the due date thereof, or (ii) the principal of this Debenture or any other Debenture issued pursuant to the Purchase Agreement; or

               (b) any of the representations or warranties made by the Company in any of the Debentures, in the Purchase Agreement, the Escrow Agreement, the Registration Rights Agreement, any Warrant or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or such other documents shall be false or misleading at the time made; or

               (c) the Company shall fail to materially perform or observe any covenant or agreement in the Purchase Agreement, the Escrow Agreement, any Warrant or the Registration Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under any of the Debentures and such failure shall continue uncured for a period of ten (10) days after notice of such failure; or

               (d) the Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

               (e) a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within forty-five (45) days after such appointment; or

               (f) any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within forty-five (45) days thereafter; or

               (g) the Company shall, in one or a series of transactions, sell or otherwise transfer all or substantially all of its assets; or

               (h) bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within forty-five
                    (45) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

               (i) the Company shall be in default of any other of its indebtedness exceeding $25,000, or any other event shall have occurred, and as a result thereof the holders thereof shall have accelerated or shall have the right (upon the giving of notice, the passage of time, or both) to accelerate such indebtedness; provided that it shall not be deemed an Event of Default if the Company is in good faith disputing an amount of indebtedness with a trade creditor.

               (j) a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act shall have been announced; or

               (k) a tender offer by the Company under Rule 13e-4 promulgated pursuant to the Exchange Act shall have been announced;

     then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Debenture immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at the Premium Redemption Price (as defined in the Registration Rights Agreement).

     20. SAVINGS CLAUSE. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby, and such provision shall remain effective in all other jurisdictions.

     21. ENTIRE AGREEMENT. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

     22. ASSIGNMENT, ETC. The Holder (but not the Company) may without notice, transfer or assign this Debenture in accordance with applicable securities laws or any interest herein and may mortgage, encumber or transfer any of its rights or interest in and to this Debenture or any part hereof and, without limitation, each assignee, transferee and mortgagee (which may include any affiliate of the Holder) shall have the right to transfer or assign its interest. Each such assignee, transferee and mortgagee shall have all of the rights of the Holder under this Debenture. The Company agrees that, subject to compliance with the Purchase Agreement, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest and other amounts which are then and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and affiliates and shall inure to the benefit of the Holder and its successors and assigns.

     23. NO WAIVER. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

     24. CERTIFICATE. The Company shall, upon the written request at any time of any Holder of Debentures, furnish or cause to be furnished to such Holder a certificate prepared by the chief financial officer of the Company setting forth any adjustments or readjustments of the Conversion Price pursuant to this Debenture and any right of the Holder to receive additional shares of Common Stock or any other equity or debt security pursuant to Section 9.

     25. NOTICES. The Company shall distribute to the Holders of Debentures copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Company, at such times and by such method as such documents are distributed to such holders of such Common Stock, but shall not directly or indirectly provide material non-public information to the Holder without such Holder's prior written consent.

     26. SPECIFIC ENFORCEMENT. The Company agrees that irreparable damage would occur in the event that any of the provisions of this Debenture were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holders of Debentures shall be entitled to swift specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Debenture and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

     27. MISCELLANEOUS. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered, mailed or sent by facsimile to said party by certified mail, return receipt requested, at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail or facsimile, then when actually received by the party to whom it is addressed. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

     28. GOVERNING LAW; CONSENT TO JURISDICTION. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE. THE COMPANY (I) HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS DEBENTURE AND (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO SUCH PARTY AS PROVIDED HEREIN AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.


                             SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.



                                      ZYMETX, INC.



                                      By:
                                         --------------------------------------
                                          Norman R. Proulx
                                          Chief Executive Officer


    SIGNATURE PAGE TO 5% SENIOR SECURED CONVERTIBLE DEBENTURE OF ZYMETX, INC.

                                    EXHIBIT 1

                                PAYMENT STATEMENT

Date:______________

To: [NAME OF HOLDER OF DEBENTURE] ("HOLDER")

RE: 5% SENIOR SECURED CONVERTIBLE DEBENTURE DUE OCTOBER 12, 2002 ("DEBENTURE") OF ZYMETX, INC. (THE "COMPANY"), IN THE OUTSTANDING PRINCIPAL AMOUNT OF US$_____.

         The Company hereby irrevocably elects to pay interest on the Debenture, for the Interest Payment Date indicated below, in the following manner (the Company should check its selection):

              cash interest; or
         ----

              Common Stock Interest.
         ----

         Interest Payment Date:
                                -------------------------


         The Company hereby certifies to the Holder, its successors and assigns that the Outstanding Principal Amount due under the Debenture after delivery of this Payment Statement equals the amount indicated below. Capitalized terms used in this Payment Statement and not otherwise defined shall have the meaning ascribed thereto in the Debenture.

          $________

         IN WITNESS WHEREOF, this Payment Statement has been duly executed and delivered on the date first written above.


                                  ZYMETX, INC.


                                  By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                    EXHIBIT 2

                      (To be Executed by Registered Holder
                         in order to Convert Debenture)

                                CONVERSION NOTICE
                                       FOR
          5% SENIOR SECURED CONVERTIBLE DEBENTURE DUE OCTOBER 12, 2002


     The undersigned, as Holder of the 5% Senior Secured Convertible Debenture Due October 12, 2002 of ZYMETX, INC. (the "COMPANY"), in the outstanding principal amount of U.S. $_____________ (the "DEBENTURE"), hereby elects to convert that portion of the outstanding principal amount of the Debenture shown on the next page into shares of Common Stock, $.001 par value per share (the "COMMON STOCK"), of the Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information:             NAME OF HOLDER:
                                                    ----------------------------

                            By:
                                ------------------------------------------------
                                Print Name:
                                Print Title:

                                Print Address of Holder:

                                ------------------------------------------------

                                ------------------------------------------------

                                Issue Common Stock to:
                                                      --------------------------
                                at:
                                   ---------------------------------------------

                                Electronically transmit and credit Common Stock
                                to:          at:
                                   ----------   --------------------------------

                                ------------------------------------------------
                                Date of Conversion

                                ------------------------------------------------
                                Applicable Conversion Rate

                THE COMPUTATION OF THE NUMBER OF COMMON SHARES TO
                  BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

PAGE 2 TO CONVERSION NOTICE FOR:
                                ------------------------------------------------
                                       (NAME OF HOLDER)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

A.       Outstanding Principal Amount converted:                                $
                                                                                ------------------
B.       Accrued, unpaid interest on Outstanding Principal Amount converted:    $
                                                                                ------------------
C.       Delay payments due Holder on Outstanding Principal Amount converted:   $
                                                                                ------------------

                                                                                ------------------
TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)                              $
                                                                                ------------------

                                                                                ==================

EXCHANGE PRICE                                                                  $
                                                                                ------------------

Number of Shares of Common Stock = Total dollar amount converted              = $
                                   -----------------------------                ------------------
                                          Conversion Price                      $


NUMBER OF SHARES OF COMMON STOCK =
                                   -----------------------------


If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for shares of Common Stock in the following amount(s):

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Please issue and deliver _____ new Debenture(s) in the following amounts:

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